Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Momentive Specialty Chemicals Inc. of our report dated March 2, 2012, except for Note 9 and Note 11, as to which the date is April 13, 2012 relating to the financial statements and financial statement schedule of Momentive Specialty Chemicals Inc. and of our report dated March 2, 2012, except for Note 9 and Note 12, as to which the date is April 13, 2012 relating to the financial statements of Momentive International Holdings Cooperatief U.A., both of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

April 17, 2012